Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements listed below of our report dated June 27, 2014, with respect to the statements of net assets available for benefits of the Caribbean Refrescos, Inc. Thrift Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2013, which report appears in the Annual Report on Form 11-K of the Caribbean Refrescos, Inc. Thrift Plan for the year ended December 31, 2013:

1.	Registration Statement No. 33-26251 on Form S-8, dated December 20, 1988

2.	Registration Statement No. 333-186950 on Form S-8, dated February 28, 2013

3.	Registration Statement No. 333-194215 on Form S-8, dated February 28, 2014

/s/ BANKS, FINLEY, WHITE & CO.
College Park, Georgia
June 27, 2014